                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                       35,252,986 SHARES OF COMMON STOCK

                                      OF

                              ECKERD CORPORATION

                                      AT

                             $35.00 NET PER SHARE

                                      BY

                        OMEGA ACQUISITION CORPORATION,
                         A WHOLLY-OWNED SUBSIDIARY OF
                          J. C. PENNEY COMPANY, INC.

       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, DECEMBER 6, 1996,
                         UNLESS THE OFFER IS EXTENDED

                                ---------------

THE  BOARD OF DIRECTORS  OF THE  COMPANY HAS  UNANIMOUSLY DETERMINED THAT  THE
 OFFER  AND THE  MERGER  ARE FAIR  TO,  AND  IN THE  BEST  INTERESTS OF,  THE
  STOCKHOLDERS OF  THE COMPANY,  HAS APPROVED THE  MERGER AGREEMENT  AND THE
   TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE
    COMPANY THAT  WISH TO RECEIVE CASH  FOR THEIR SHARES ACCEPT  THE OFFER
     AND TENDER THEIR SHARES TO PURCHASER HEREUNDER.

                                ---------------

THE  COMPANY AND J. C.  PENNEY COMPANY,  INC. ("PARENT")  HAVE ENTERED INTO  A
 STOCK OPTION  AGREEMENT PURSUANT TO  WHICH, AMONG OTHER  THINGS, THE COMPANY
  HAS GRANTED PARENT AN OPTION TO PURCHASE (THE "STOCK OPTION") UP TO 10,554,786 FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK OF THE
   COMPANY, OR SUCH OTHER  NUMBER OF SHARES OF COMMON  STOCK OF THE COMPANY
    AS EQUALS 15% OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AT THE TIME OF EXERCISE OF THE STOCK OPTION.

                                ---------------

 THE  OFFER IS  CONDITIONED UPON,  AMONG  OTHER THINGS,  THERE BEING  VALIDLY
   TENDERED AND  NOT  WITHDRAWN  PRIOR TO  THE  EXPIRATION  DATE 35,252,986
    SHARES  OR  SUCH OTHER  NUMBER  OF SHARES  REPRESENTING 50.1%  OF  THE
      COMPANY'S OUTSTANDING  COMMON STOCK ON  THE DATE OF  PURCHASE. THE
        OFFER ALSO IS  SUBJECT TO CERTAIN  OTHER CONDITIONS, WHICH  ARE
         SET FORTH  IN THIS OFFER  TO PURCHASE. SEE  THE INTRODUCTION
           AND SECTIONS 1 AND 14 OF THIS OFFER TO PURCHASE.

                                ---------------

                                   IMPORTANT

  Any stockholder wishing to tender all or a portion of such stockholder's shares of common stock, par value $.01 per share, of the Company (the "Shares") should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for those Shares to the Depositary along with the Letter of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 hereof, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder wishes to tender such Shares.

  Any stockholder who wishes to tender Shares and whose certificates representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in
Section 3 hereof.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:

                                CS First Boston

November 7, 1996

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
 INTRODUCTION........................................................     1
     1.  Terms of the Offer.........................................      3
     2.  Acceptance for Payment and Payment for Shares..............      4
     3.  Procedure for Tendering Shares.............................      6
     4.  Withdrawal Rights..........................................      8
         Certain Federal Income Tax Consequences of the Offer and
     5.  the Merger.................................................      9
     6.  Price Range of the Shares; Dividends on the Shares.........     12
     7.  Effect of the Offer on the Market for the Shares, Stock
         Quotation and Exchange Act Registration and Margin
         Securities.................................................     12
     8.  Certain Information Concerning the Company.................     13
     9.  Certain Information Concerning Purchaser and Parent........     16
    10.  Source and Amount of Funds.................................     17
    11.  Background of the Offer....................................     18
    12.  Purpose of the Offer and the Merger; Plans for the Company;
         The Merger Agreement; The Stock Option Agreement; Amendment
         to the Employment Agreement; Appraisal Rights..............     19
    13.  Dividends and Distributions................................     32
    14.  Certain Conditions of the Offer............................     33
    15.  Certain Legal Matters......................................     34
    16.  Fees and Expenses..........................................     36
    17.  Miscellaneous..............................................     37
 SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
  PURCHASER.........................................................    I-1

To the Holders of Common Stock of
  Eckerd Corporation:

                                 INTRODUCTION

  Omega Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of J. C. Penney Company, Inc., a Delaware corporation ("Parent"), hereby offers to purchase 35,252,986 shares of common stock, $.01 par value per share (the "Shares"), of Eckerd Corporation, a Delaware corporation (the "Company"), or such other number of Shares representing 50.1% of the Company's outstanding common stock on the date of purchase, at a purchase price of $35.00 per Share (such amount, or any greater amount per share paid pursuant to the Offer (as defined below), being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of November 2, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, (i) if the Stock Condition (as defined below) has been satisfied, the Company will be merged with and into Purchaser (the "Forward Merger"), with Purchaser surviving the merger as a direct wholly-owned subsidiary of Parent, or (ii) if the Stock Condition has not been satisfied, Purchaser will be merged with and into the Company (the "Reverse Merger") with the Company surviving the merger as a direct wholly-owned subsidiary of Parent. The Forward Merger and Reverse Merger are hereinafter collectively referred to as the "Merger". The "Stock Condition" will be satisfied if (i) the aggregate market value of the shares of Parent Common Stock (as defined below) deliverable upon consummation of the Forward Merger (the "Stock Value"), based upon the closing price of such stock on the New York Stock Exchange Composite Tape on the date immediately prior to the effective time of the Merger (the "Effective Time"), is at least 45% of the sum of (y) the Stock Value and (z) the aggregate amount paid by Purchaser to purchase Shares pursuant to the Offer, and (ii) legal counsel to Parent delivers to Parent and legal counsel to the Company delivers to the Company, opinions that the Forward Merger will constitute a "tax-free reorganization" (as more fully described in the Merger Agreement). Notwithstanding the foregoing, Parent may, in its sole discretion, increase the number of shares of Parent Common Stock into which the Shares will be converted in the Forward Merger so as to satisfy the Stock Condition. Pursuant to the Merger, each outstanding Share (excluding Shares owned, directly or indirectly, by the Company, Parent, Purchaser or any other subsidiary of Parent and, in the case of the Reverse Merger, Shares owned by holders who shall have properly exercised their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive (i) if the Stock Condition has been satisfied and the Forward Merger is effected, 0.6604 shares of Parent's common stock, $.50 par value per share ("Parent Common Stock"), or such other number of shares of Parent Common Stock to which such number shall have been increased in accordance with Sections 1.1 or 2.1 of the Merger Agreement (the "Stock Merger Consideration") or (ii) if the Stock Condition has not been satisfied and the Reverse Merger is effected, the Offer Price, in cash (the consideration set forth in clause (i) or (ii) being hereinafter referred to as the "Merger Consideration"), in each case without interest.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (THE "STOCKHOLDERS"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS THAT WISH TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER HEREUNDER.

  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, THE COMPANY'S FINANCIAL ADVISOR ("MERRILL LYNCH"), HAS DELIVERED TO THE BOARD ITS WRITTEN OPINION, DATED NOVEMBER 2, 1996, TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF REVIEW AS SET FORTH IN

SUCH OPINION, THE OFFER PRICE AND THE MERGER CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS PURSUANT TO THE OFFER AND THE MERGER, TAKEN AS A WHOLE, IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE WRITTEN OPINION OF MERRILL LYNCH, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO THE STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE 35,252,986 SHARES OR SUCH OTHER NUMBER OF SHARES REPRESENTING 50.1% OF THE SHARES OUTSTANDING ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION" AND SUCH NUMBER OF SHARES BEING HEREINAFTER REFERRED TO AS THE "MINIMUM NUMBER OF SHARES"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

  The Company has informed Purchaser that, as of September 30, 1996, 70,365,241 Shares were issued and outstanding and 3,763,283 Shares were reserved for issuance pursuant to outstanding stock options granted by the Company to employees and directors (the "Company Stock Options"). As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 35,252,986 Shares.

  The Company has entered into the Amended and Restated Stock Option Agreement, dated as of November 2, 1996 (the "Stock Option Agreement"), with Parent pursuant to which the Company has granted to Parent an irrevocable option (the "Stock Option") to purchase up to 10,554,786 fully paid and nonassessable Shares or such other number of Shares as equals 15% of the issued and outstanding Shares at the time of exercise of the Stock Option, at a purchase price of $35.00 per Share, exercisable upon the occurrence of certain events.

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. Under the DGCL, the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12.

  The Merger Agreement and the Stock Option Agreement are more fully described in Section 12 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5 below.

  Tendering Stockholders who have Shares registered in their names will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of CS First Boston Corporation ("CS First Boston"), as the Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as the depositary (the "Depositary"), and D.F. King & Co., Inc., as the information agent (the "Information Agent"), in connection with the Offer. See
Section 16.

  THIS OFFER TO PURCHASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF OFFERS TO BUY ANY SECURITIES WHICH MAY BE ISSUED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE ISSUANCE OF PARENT COMMON STOCK WILL BE REGISTERED UNDER THE SECURITIES ACT, AND PARENT COMMON STOCK WILL BE OFFERED ONLY BY MEANS OF A PROSPECTUS COMPLYING WITH THE REQUIREMENTS OF THE SECURITIES ACT.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for (and thereby purchase) the Minimum Number of Shares validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Friday, December 6, 1996, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Upon the terms and subject to the conditions of the Offer, if more than the Minimum Number of Shares is validly tendered and not withdrawn in accordance with Section 4 of this Offer to Purchase prior to the Expiration Date, Purchaser will accept for payment and pay for the Minimum Number of Shares, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) based upon the number of Shares properly tendered and not withdrawn by each Stockholder at or prior to the Expiration Date. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described in Section 3), the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  Subject to the terms of the Merger Agreement, Purchaser reserves the right (but shall not be obligated) to accept for payment more than the Minimum Number of Shares pursuant to the Offer. Pursuant to the Merger Agreement, any such increase would require the consent of the Company, and the Purchaser has no present intention of requesting such consent. If a number of additional Shares in excess of two percent of the outstanding Shares is to be accepted for payment, and, at the time notice of Purchaser's decision to accept for payment such additional Shares is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is so published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer also is subject to certain other conditions set forth in Section 14 below. Pursuant to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions of the Offer. Pursuant to the Merger Agreement,
(i) Purchaser may without the consent of the Company, extend the Offer so as to comply with applicable rules and regulations of the Commission and (ii) so long as the Merger Agreement has not been terminated in accordance with its terms, if at the Expiration Date any of the conditions to Purchaser's obligations to accept for payment and pay for Shares are not satisfied or waived, Purchaser will extend the Offer on one or more occasions, provided that Purchaser will not be obligated to extend the Expiration Date beyond February 1, 1997, except in certain circumstances. Purchaser may, without the consent of the Company, extend the Offer on one occasion following the time that all of the conditions to the Offer have been satisfied as of the scheduled Expiration Date for a period not to exceed five business days. See
Section 12.

  Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, subject to applicable law, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will extend the Offer. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules and regulations of the Commission) and the terms of the Merger Agreement, at any time or from time to time, to (i) delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any

Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below by giving oral or written notice of such delay in payment or termination to the Depositary, and
(ii) waive any conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practical by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, other than by issuing a release to the Dow Jones News Service or as otherwise required by law. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

  Pursuant to the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the written consent of the Company, Purchaser shall not (i) reduce or increase the number of Shares sought to be purchased pursuant to the Offer, (ii) reduce the price per Share payable in the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares or (v) waive satisfaction of the Minimum Condition. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser will accept for payment, and pay for, in accordance with the terms of the Offer, Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or, subject to the consent of the Company, to change or waive the Minimum Condition and, if at the time that notice of any such change or waiver is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of that period of ten business days.

  The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for the Minimum Number of Shares that are validly tendered on or prior to the Expiration Date, and not properly withdrawn in accordance with Section 4 below, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. All questions as to the satisfaction of such terms and conditions will be determined by Purchaser in its sole discretion, which determination will be final and binding. Subject to the applicable rules of the Commission and the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law or government regulation. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). See Section 15 below.

  In all cases, Shares accepted for payment pursuant to the Offer will be paid for only after timely receipt by the Depositary of (i) certificates evidencing (or a timely Book-Entry Confirmation (as defined in Section 3 below) with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. See Section 3 below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3 below) to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that
(i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares which are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason (including due to proration if more than the Minimum Number of Shares is tendered) or if certificates are submitted for more Shares than are tendered, certificates for Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 below, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to the increase in consideration.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tenders. For a Stockholder validly to tender pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates evidencing Shares must be received by the Depositary at any such address prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date; or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF CERTIFICATES EVIDENCING SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDERS, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates evidencing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such tendered Shares) together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS TIMELY RECEIVED BY THE DEPOSITARY.

  Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent's Message).

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of any Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the payments made to Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, a Stockholder must provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. See Section 5 below.

  A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) the Stockholder has a net long position in the Shares being tendered, within the meaning of Rule 14e-4 under the Exchange Act ("Rule 14e-4"), and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account, unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for Shares tendered and that person will acquire the Shares for tender by conversion, exchange or exercise and (ii) will cause Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to Shares tendered by such Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such purchased Shares for payment. Upon acceptance for payment, all prior powers of attorney, proxies or consents given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights of a record and beneficial owner with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 5, 1997. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 3 above, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

  The following discussion is a summary of the material federal income tax consequences of the Offer and Merger to holders of Shares who hold the Shares as capital assets. The discussion set forth below is for general information only and may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations.

  Further, complex rules apply where, under certain attribution rules, a holder of Shares is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the holder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the holder or such other persons. Each holder that believes it may be subject to these rules should consult its tax advisor. In addition, if a holder of Shares has differing bases and/or holding periods in respect of its Shares, it should consult its tax advisor prior to the Offer and Merger with regard to identifying the particular Shares to be exchanged pursuant to the Offer and Merger and the bases and/or holding periods of the particular Shares it receives pursuant to the Offer and Merger.

  Tax Consequences of the Offer and the Merger Generally. While not free from doubt, the Offer and the Merger should be treated as a single integrated transaction for federal income tax purposes. If the Offer and the Merger are so treated and the Merger is in the form of a merger of the Company into Purchaser, the Offer and the Merger will qualify as a reorganization under
Section 368(a) of the Code. In such event, generally (i) no gain or loss will be recognized by Parent, Purchaser or the Company pursuant to the Offer and the Merger, (ii) gain or loss will be recognized by a Stockholder who receives solely cash in exchange for Shares pursuant to the Offer, (iii) no gain or loss will be recognized by a Stockholder who does not exchange any Shares pursuant to the Offer and who receives solely Parent Common Stock in exchange for Shares pursuant to the Merger (except with respect to cash received in lieu of fractional shares) and (iv) a Stockholder who receives a combination of cash and Parent Common Stock in exchange for such Stockholder's Shares pursuant to the Offer and the Merger will not recognize loss but will recognize gain, if any, to the extent of the lesser of (x) the cash received and (y) the excess of the sum of the fair market value of the Parent Common Stock and the amount of cash received over a Stockholder's tax basis in the Shares exchanged.

  In the event that the Stock Condition is not satisfied (and Parent fails to exercise its right to increase the Stock Merger Consideration to satisfy the Stock Condition) then, pursuant to the Merger Agreement, the form of the Merger will be changed to a merger of Purchaser into the Company. In such case the Offer and the Merger will not constitute a reorganization, and will be taxable to Stockholders who will recognize gain or loss equal to the difference between the cash received and the Stockholder's adjusted tax basis in the Shares exchanged.

  If the Offer and the Merger were not treated as a single integrated transaction for federal income tax purposes, the receipt of cash pursuant to the Offer would be a taxable transaction, while the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, if the Merger is in the form of the Company into Purchaser.

TAX CONSEQUENCES IF THE OFFER AND THE MERGER ARE TREATED AS A SINGLE INTEGRATED TRANSACTION AND AS A REORGANIZATION

  Exchange of Shares Solely for Cash. In general, a Stockholder who, pursuant to the Offer, exchanges all of the Shares owned by such Stockholder solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and such Stockholder's adjusted tax basis in the Shares surrendered. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holder thereof has held such Shares for more than one year. Gain or loss will be calculated separately for each identifiable block of Shares surrendered pursuant to the Offer.

  Exchange of Shares Solely for Parent Common Stock. A Stockholder who, pursuant to the Merger, exchanges all of the Shares actually owned by such Stockholder solely for shares of Parent Common Stock (and who did not exchange any Shares for cash in the Offer) will not recognize any gain or loss upon such exchange. Such Stockholder may recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Parent Common Stock, as discussed below. The aggregate tax basis of the shares of Parent Common Stock received in such exchange will be equal to the aggregate tax basis of the Shares surrendered therefor, and the holding period of Parent Common Stock will include the period during which the Shares surrendered in exchange therefor were held.

  Exchange of Shares for Parent Common Stock and Cash. A Stockholder who, pursuant to the Offer and the Merger, exchanges all of the Shares actually owned by such Stockholder for a combination of shares of Parent Common Stock and cash will not recognize any loss on such exchange. Such Stockholder will realize gain equal to the excess, if any, of the cash and the aggregate fair market value of Parent Common Stock received pursuant to the Offer and the Merger over such Stockholder's adjusted tax basis in the Shares exchanged therefor, but will recognize any realized gain only to the extent of the cash received.

  Any gain recognized by a Stockholder who receives a combination of Parent Common Stock and cash pursuant to the Offer and the Merger will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such Stockholder's ratable share of the Company's accumulated earnings and profits. Any gain that is treated as capital gain will be long-term capital gain if the holding period for such shares was greater than one year as of the date of the exchange pursuant to the Offer and Merger.

  For purposes of determining whether the cash received has the effect of a distribution of a dividend for federal income tax purposes, a Stockholder is treated as if such Stockholder first exchanged all of such Stockholder's Shares solely for Parent Common Stock and then Parent immediately redeemed a portion of such Parent Common Stock in exchange for the cash such Stockholder actually received. Under this analysis, in general, if the receipt of cash in this deemed redemption by such holder results in a "substantially disproportionate" reduction in the holder's voting stock interest in Parent or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. For purposes of this determination, the holder's voting stock interest in Parent before the deemed redemption is compared to such holder's interest in Parent after the deemed redemption, taking into account in each case any Parent stock constructively owned by such holder as a result of the application of the attribution rules of the Code. Generally, if (taking into account actual ownership and ownership by attribution) the holder's interest in the voting stock of Parent has declined, as a result of the deemed redemption, by more than 20%, then the receipt of cash will not be taxed as a dividend. However, even if such interest in the voting stock of Parent has declined, as a result of the deemed redemption, by 20% or less, then generally, in the case of a minority stockholder who is neither an officer or director of Parent or who exercises no control over Parent corporate affairs, the receipt of cash still likely would not be taxed as a dividend. Each Stockholder should consult with his or her own tax advisor as to whether the receipt of the cash has the effect of a distribution of a dividend, and, if so, the consequences thereof.

  The aggregate tax basis of Parent Common Stock received by a Stockholder who, pursuant to the Offer and the Merger, exchanges such Stockholder's Shares for a combination of Parent Common Stock and cash will be the same as the aggregate tax basis of the Shares surrendered therefor, decreased by the cash received and increased by the amount of gain recognized, if any (including any portion of such gain that is treated as a dividend). The holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

  Cash Received in Lieu of a Fractional Interest of Parent Common Stock. Cash received in lieu of a fractional share of Parent Common Stock will generally be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Shares allocable to such fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for such Shares was greater than one year as of the date of the exchange.

TAX CONSEQUENCES IF THE OFFER AND THE MERGER ARE TREATED AS SEPARATE TRANSACTIONS AND THE MERGER IS TREATED AS A REORGANIZATION

  If the Offer and the Merger were treated as separate transactions for federal income tax purposes, the receipt of cash pursuant to the Offer would be a taxable transaction, while the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, if the Merger is a merger of the Company into Purchaser. Accordingly, a Stockholder who receives cash pursuant to the Offer would recognize gain or loss equal to the difference between the amount of cash received and the Stockholder's adjusted tax basis in the Shares surrendered. The gain or loss would be long-term capital gain or loss if, as of the date of the exchange, such Stockholder had held such stock for more than one year.

  A Stockholder who receives Parent Common Stock pursuant to the Forward Merger would be subject to the federal income tax rules concerning reorganizations discussed above under "Tax Consequences if the Offer and the Merger are Treated as a Single Integrated Transaction" (but without regard to the discussion relating to the cash received, and Shares exchanged, in the Offer).

TAX CONSEQUENCES IF FORM OF MERGER IS A MERGER OF PURCHASER INTO THE COMPANY

  In the event that the Stock Condition is not satisfied, then the Merger will be changed in form to the Reverse Merger. In such a case, the transaction would not constitute a reorganization within the meaning of Section 368(a) of the Code.

  In the event of the Reverse Merger, a Stockholder would recognize gain or loss equal to the difference between the cash received and the Stockholder's adjusted tax basis in the Shares exchanged, calculated separately as to each block of Shares exchanged. The character of such gain or loss would be determined as described above.

BACKUP WITHHOLDING

  Under the Code, a Stockholder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of cash received pursuant to the Offer or Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN STOCKHOLDERS AND STOCKHOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  The Shares are listed and traded on the NYSE under the symbol ECK. The following table sets forth, for each of the periods indicated, the high and low sales price per Share on the NYSE. All prices per Share set forth below are as reported in published financial sources:

                                                                    HIGH   LOW
                                                                   ------ -----
     1994--Fiscal Year Ended January 28, 1995
       Quarter ended April 30..................................... $12.00 $9.25
       Quarter ended July 30......................................  12.62  9.06
       Quarter ended October 29...................................  15.75 11.62
       Quarter ended January 28...................................  16.00 12.69
     1995--Fiscal Year Ended February 3, 1996
       Quarter ended April 29.....................................  15.12 12.25
       Quarter ended July 29......................................  17.31 14.19
       Quarter ended October 28...................................  21.00 16.31
       Quarter ended February 3...................................  22.37 19.06
     1996--Fiscal Year Ended February 1, 1997
       Quarter ended May 4........................................  25.62 21.31
       Quarter ended August 3.....................................  25.87 19.75
       Quarter ended November 2...................................  28.87 22.25
       Quarter ended February 1, 1997 (through November 6)........  34.50 32.75

  On November 1, 1996 the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the NYSE Composite Tape was $28.875 and the reported closing sales price of Parent Common Stock on the NYSE Composite Tape was $53.00. On November 6, 1996, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Share on the NYSE Composite Tape was $33.75 and the reported closing sales price of the shares of Parent Common Stock on the NYSE Composite Tape was $53.875. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES AND THE SHARES OF PARENT COMMON STOCK.

  The Company has not paid or declared any cash dividends on the Shares during the periods set forth above.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK QUOTATION AND EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  If Purchaser acquires a sufficient number of Shares pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. Because Purchaser may not increase the number of Shares to be purchased in the Offer without the consent of the Company, Purchaser does not expect the Shares to be delisted following the closing of the Offer. The Purchaser intends to cause the delisting of the Shares by the NYSE following consummation of the Merger.

  According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

  In the event that the Shares were no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of Stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act no longer applicable to the Company. Such provisions include the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a Stockholders' meeting and the related requirement of providing an annual report to Stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 as promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of Shares under the Exchange Act were terminated, Shares would no longer be "margin securities" or eligible for NYSE listing or Nasdaq reporting.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, if this were to occur, could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company operates the Eckerd drug store chain, which is one of the largest drug store chains in the United States. At February 3, 1996, the Eckerd chain consisted of 1,715 stores in 13 states located primarily in the Sunbelt. Over its 43-year history, the Eckerd drug store chain has built a strong market position in areas where demographic characteristics are favorable to drug store growth. The Company's stores are concentrated in 10 of the 12 metropolitan statistical areas with the largest percentage growth in population from 1980 to 1990, and, according to industry sources, the Company ranks first or second in terms of drug store sales in 12 of the major metropolitan markets in which it operates.

  Selected Consolidated Financial Data. Set forth below is certain selected consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 (the "Company Form 10-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended August 3, 1996 (the "Company Form 10-Q"). More comprehensive financial information is included in the Company Form 10-K, the Company Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company Form 10-K, the Company Form 10-Q and such other documents, including the financial statements and related notes therein. The Company Form 10-K, the Company Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable from the offices of the Commission in the manner set forth below.

                       ECKERD CORPORATION & SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                   FISCAL YEAR ENDED             FISCAL QUARTER ENDED
                          ------------------------------------  -----------------------
                                                                 (UNAUDITED; 13 WEEKS)
                          FEBRUARY 3, JANUARY 28,  JANUARY 29,   AUGUST 3,   JULY 29,
                             1996        1995         1994         1996        1995
                          ----------- -----------  -----------  ----------- -----------
SUMMARY OF EARNINGS DATA
Sales and other
 operating revenue......  $ 4,997,073 $ 4,589,517  $ 4,228,747  $ 1,252,428 $ 1,138,724
Cost of sales, including
 store occupancy,
 warehousing and
 delivery expense.......    3,874,723   3,484,627    3,213,583      979,784     885,108
Earnings before income
 taxes and extraordinary
 items..................      123,383      87,084       43,969       21,064      12,191
Net earnings (loss for
 year)..................       93,477      47,808       (2,941)      16,456      11,055
Net earnings (loss) per
 Common Share...........        $1.36        $.74        ($.13)        $.23        $.17
BALANCE SHEET DATA
Total Current Assets....      918,006     834,873      876,667      948,610     832,090
Total Assets............    1,490,699   1,342,347    1,420,137    1,561,548   1,344,216
Total Current
 Liabilities............      597,388     554,584      570,079      559,503     496,566
Total Liabilities.......    1,435,958   1,465,089    1,599,159    1,449,965   1,424,749
Total stockholders'
 equity (deficit).......       54,741    (122,742)    (179,022)     111,583     (80,533)

  Other Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Except as otherwise provided in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon records on file with the Commission and other publicly available information. Although neither Purchaser nor Parent has any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of such information.

  Certain Projected Financial Information. In the course of its discussions with Parent described in Section 11, the Company provided Parent and its financial advisors with certain business and financial information which Parent believes was not publicly available. Such information included, among other things, certain financial projections for 1996 through 2000 (the "Company Projections") prepared by management of the Company as a long-range plan. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company does not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition.

  Set forth below is a summary of the Company projections.

                             (AMOUNTS IN MILLIONS)

                                                       (FISCAL YEARS)
                                              1996   1997   1998   1999   2000
                                             ------ ------ ------ ------ ------
Sales....................................... $5,495 $6,189 $7,036 $8,011 $9,110
Earnings Before Interest and Taxes..........    216    250    291    344    407
Interest Expense............................     64     63     59     52     41
                                             ------ ------ ------ ------ ------
Pretax Earnings (Loss)......................    152    187    232    292    366
Income Taxes................................     33     52     79    111    139
                                             ------ ------ ------ ------ ------
Net Earnings (Loss)......................... $  119 $  135 $  153 $  181 $  227
                                             ====== ====== ====== ====== ======

  THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, PURCHASER OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH, THOUGH PARENT HAS BEEN ADVISED WERE CONSIDERED REASONABLE BY THE COMPANY AT THE TIME THEY WERE FURNISHED TO PARENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  Purchaser, a Delaware corporation, was organized to acquire all of the outstanding Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser and Parent are located at 6501 Legacy Drive, Plano, Texas 75024-3698.

  Parent was founded by James Cash Penney in 1902. Incorporated in Delaware in 1924, Parent is a major retailer with department stores in all 50 states, Puerto Rico, Mexico and Chile. The major portion of Parent's business consists of providing merchandise and services to consumers through department stores that include catalog departments. Parent markets predominantly family apparel, jewelry, shoes, accessories and home furnishings.

  Set forth below is certain selected consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended January 27, 1996 (the "Parent Form 10-K") and from its Quarterly Report on Form 10-Q for the fiscal quarter ended July 27, 1996 (the "Parent Form 10-Q"). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies are obtainable in the manner set forth in Section 8 above with respect to information about Parent in
Section 8.

                          J. C. PENNEY COMPANY, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                        AT OR FOR THE
                                       26 WEEKS ENDED       AT OR FOR THE
                                         (UNAUDITED)       52 WEEKS ENDED
                                       --------------- -----------------------
                                       JULY 27 JULY 29 JAN. 27 JAN. 28 JAN. 29
                                        1996    1995    1996    1995   1994(A)
                                       ------- ------- ------- ------- -------
INCOME STATEMENT DATA
Total revenue......................... $ 9,445 $ 9,207 $21,419 $21,082 $19,578
Net income............................     235     272     838   1,057     940
Net income per common share, on a
 fully diluted basis..................     .94    1.07    3.33    4.05    3.53
Cash dividends per common share.......    1.04     .96    1.92    1.68    1.44
BALANCE SHEET DATA
Total assets..........................  17,423  16,467  17,102  16,202  14,788
Long-term debt........................   4,032   3,526   4,080   3,335   2,929
Stockholders' equity..................   5,885   5,654   5,884   5,615   5,365

--------
(a) Excluding the effect of an extraordinary charge and the cumulative effect of an accounting change, after tax income was $944.0 million, or $3.55 per share, on a fully diluted basis.

  Parent is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copies are obtainable in the manner set forth in Section 8 above.

  Except as described in this Offer to Purchase, during the last five years, none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each director and executive officer of Purchaser and Parent are set forth in
Schedule I.

  Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

  The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to consummate the Offer and Merger (assuming the Stock Condition is satisfied and the Forward Merger is effected), to refinance certain of the Company's existing indebtedness and to pay related fees and expenses will be approximately $1.8 billion. If the Stock Condition is not satisfied and the Reverse Merger is effected, the total amount of funds required will be approximately $3.1 billion.

  Parent intends to obtain the funds necessary for the foregoing through unsecured borrowings from a syndicate of financial institutions (the "Proposed Financing") led by Credit Suisse ("CS"). In connection with the Proposed Financing, CS, in a letter dated October 31, 1996 (the "Commitment Letter"), has proposed (i) a 364-day revolving credit facility of up to $1.5 billion (the "364-day Facility") and (ii) a five-year revolving credit facility of up to $1.5 billion (the "5-year Facility"). CS has individually committed to provide up to $2.5 billion of the Proposed Financing on a pro rata basis between the 364-day Facility and the 5-year Facility.

  The Commitment Letter provides that a syndicate of lenders acceptable to Parent will, from time to time, during the terms of the 364-day Facility and the 5-year Facility, as the case may be, make loans ("Loans") to Parent in an aggregate amount not exceeding $3.0 billion (the "Commitment"): (i) to finance the acquisition of the Company, (ii) to refinance certain existing Company debt, (iii) to finance the repurchase of up to 15 million shares of Parent Common Stock and (iv) for general corporate purposes. Loans will bear interest during any particular interest period at the election of Parent at (i) the LIBOR, (ii) the CD, (iii) the Money Market or (iv) the Base Rate, plus margins which vary from time to time depending on Parent's then applicable long-term senior unsecured debt rating. Alternatively, Loans may at the election of Parent bear interest at rates determined through a competitive bid process, subject to the willingness of one or more Banks to submit bids from time to time. Interest will be payable at the end of each applicable interest period and, if earlier, quarterly. In addition to such interest payments, Parent will be required to pay an ongoing facility fee on the entire Commitment, the amount of which fee will vary from time to time depending on Parent's then applicable long-term senior unsecured debt rating. Accrued facility fees will be payable quarterly in arrears. This description of the Commitment Letter is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and copies of which have been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 and Schedule 13D filed by Parent and the Purchaser with the Commission in connection with the Offer (the "Schedule 14D-1"). All capitalized terms which are used in this paragraph and not otherwise defined shall have the meanings ascribed to them in the Commitment Letter. The Commitment Letter may be examined, and copies may be obtained, as set forth in Section 9.

  If the Stock Condition is not satisfied, Parent intends to utilize availability under its existing bank credit facilities and/or issue commercial paper to pay the additional funds necessary to consummate the Reverse Merger.

  No final decisions have been made concerning the method Parent may employ to refinance the Proposed Financing. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER

  In early October 1996, Mr. James Oesterreicher, Vice Chairman and Chief Executive Officer of Parent, was contacted by a representative of Merrill Lynch offering the opportunity to arrange a meeting between representatives of the Company and Parent. Mr. Oesterreicher asked Merrill Lynch to arrange such a meeting.

  On October 10, 1996, Mr. Oesterreicher, Mr. John Fesperman, Senior Vice President of Parent, and Mr. Donald McKay, Senior Vice President and Chief Financial Officer of Parent, met with Mr. Stewart Turley, Chairman of the Board and Director of the Company, and Mr. Francis Newman, a Director, President and Chief Executive Officer of the Company. The parties discussed the possibility of a transaction between the Company and Parent and possible synergy between the two business operations.

  On October 11, 1996, Mr. Oesterreicher and Mr. Turley had a telephone conversation in which preliminary discussions of a possible transaction were discussed.

  On October 16, 1996, Messrs. Fesperman and McKay along with Mr. Charles Lotter, Executive Vice President and General Counsel of Parent, met in New York City with Mr. Newman, Mr. Samuel Wright, Executive Vice President and Chief Financial Officer of the Company, and representatives of Parent's and Company's financial advisors and Parent's legal advisor to discuss the merits of a business combination. A confidentiality agreement between the Company and Parent was executed on October 16, 1996.

  On October 18 and 19, 1996, Mr. Fesperman, Mr. Robert W. Hannan, President and Chief Executive Officer of Parent's subsidiary, Thrift Drug, Inc. ("Thrift"), Mr. Enzo Cerra, Executive Vice President, Merchandise and Distribution of Thrift and Mr. A. N. Civello, President of Stores of Thrift met with Messrs. Newman and Wright, Mr. John Simmons, Vice President and Controller of the Company and Mr. Martin Gladysz, Vice President and Treasurer of the Company in St. Petersburg, Florida to identify possible synergy and other complementary business aspects of a business combination between the Company and Parent's drug store operations. On October 19, 1996, such persons were joined in their discussions by representatives of Parent's financial advisor, CS First Boston, to review various financial information regarding the Company.

  During the week of October 21, 1996, various discussions were held between representatives of Parent and the Company concerning a potential transaction.

  On October 26, 1996, Mr. Newman spoke with Mr. Oesterreicher by telephone at which time Mr. Newman expressed the Company's position relating to potential structures for the transaction, including the possibility of a tax-free portion of the consideration.

  From October 28 through 30, 1996, Parent, along with its legal advisors and independent accountants, conducted a due diligence review of information provided by the Company and conducted various interviews with members of the Company's management.

  On October 29, 1996, Messrs. Lotter and McKay and Parent's financial advisors met with Mr. Turley and the Company's financial advisors to propose, subject to the approval of the Board of Directors of Parent (the "Parent Board"), an acquisition of the Company, including a possible structure of such an acquisition transaction and a range of consideration to be paid for the Shares. On the evening of October 29, 1996, legal counsel for Parent distributed a draft Merger Agreement, Stock Option Agreement and Employment Agreement (as defined herein) for Mr. Newman to the Company and its legal and financial advisors.

  On October 30, 1996, Parent's legal advisors met with representatives of the Company and its legal advisors to discuss the terms of the proposed Merger Agreement.

  On October 31, 1996, the Parent Board held a special meeting to review, with the advice and assistance of the Parent's financial and legal advisors, the proposed Merger Agreement, the Stock Option Agreement, the Employment Agreement with Mr. Newman and the transactions contemplated thereby, including the Offer and Merger. Following the Parent Board's review of the transaction, the Parent Board, subject to the resolution of remaining open issues, unanimously authorized and approved the proposed Merger Agreement, Stock Option Agreement, Employment Agreement and the transactions contemplated thereby, and authorized the execution and delivery of such Agreements.

  Negotiations between members of senior management of Parent and its legal advisors and representatives of the Company and its legal advisors resumed on November 1, 1996 to resolve various open issues between the parties and continued on November 2, 1996. Parent, Purchaser, and the Company executed and delivered the Merger Agreement, the Stock Option Agreement, and an amendment to the Employment Agreement on November 2, 1996.

  On November 3, 1996, Parent announced the signing of the definitive Merger Agreement. On November 7, 1996, pursuant to the terms of the Merger Agreement, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE STOCK OPTION AGREEMENT; AMENDMENT TO THE EMPLOYMENT AGREEMENT; APPRAISAL RIGHTS

PURPOSE OF THE OFFER AND THE MERGER

  The purpose of the Offer is for Parent to acquire a majority equity interest in the Company and acquire control of the Board as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby. Thus, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. ACCORDINGLY, IF THE MINIMUM CONDITION IS SATISFIED, PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER.

  In the Merger Agreement, the Company (and, after the Control Date (as defined herein), Parent) has agreed to convene a meeting of Stockholders as promptly as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed that all Shares owned by them will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE COMPANY, PARENT OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

PLANS FOR THE COMPANY

  It is expected that, following the Merger, the existing drug store operations of Parent will be combined with the business and operations of the Company. It is expected that such combined operations will operate under the "Eckerd" name and the corporate headquarters of the combined operation will be the Company's headquarters in Largo, Florida. Frank A. Newman, the current President and Chief Executive Officer of the Company, will be the chief executive officer of the combined drug store operations of Parent and the Company.

  In addition to the foregoing, Parent will establish a transition team comprised of Mr. Newman and two senior executive officers of Parent to review the integration of Parent's existing drug store business with the business of the Company and the operation of the combined businesses and to consider what changes, if any, would be desirable in light of circumstances that then exist.

  However, upon consummation of the Merger, Parent intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing.

  Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any subsidiary or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board.

THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained, as set forth in
Section 8.

  The Offer. The Merger Agreement provides for the commencement of the Offer. Purchaser has expressly reserved the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the written consent of the Company, Purchaser has agreed that it will not (i) reduce or increase the number of Shares sought to be purchased pursuant to the Offer, (ii) reduce the price per Share payable in the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares or (v) waive satisfaction of the Minimum Condition, except that if the price per Share payable in the Offer is increased, the number of shares of Parent Common Stock into which each Share is to be converted in the Forward Merger will be increased to that number of shares of Parent Common Stock having a market value, based upon the closing price of such shares on the New York Stock Exchange Composite Tape on the day the Offer Price per Share is increased, equal to the Offer Consideration (the "Offer Consideration" being the price per Share paid pursuant to the Offer). Parent and Purchaser have agreed that Purchaser will not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived. Purchaser may, without the consent of the Company, extend the Offer on one occasion following the time that all of the conditions to the Offer have been satisfied as of the scheduled expiration date of the Offer for a period not to exceed five business days. However, notwithstanding anything to the contrary contained in the Merger Agreement,
(i) Purchaser may without the consent of the Company, extend the Offer so as to comply with applicable rules and regulations of the Commission and (ii) so long as the Merger Agreement has not been terminated in accordance with its terms, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Shares shall not be satisfied or waived, Purchaser will extend the Offer on one or more occasions.

  Board Representation. The Merger Agreement provides that promptly upon the purchase by Parent or Purchaser of the Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to the terms of the Merger Agreement) and (ii) the percentage (expressed as a decimal) that the number of Shares beneficially owned by Parent and Purchaser bears to the total number of Shares outstanding. The Company has agreed that it will, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take all action necessary to cause all of Parent's designees to be elected or appointed to the Board, including, without limitation, by increasing the size of the Board or securing the resignations of incumbent directors, or both. From and after the time, if any, that Parent's designees constitute a majority of the Board pursuant to the Merger Agreement (the "Control Date") and prior to the Effective Time, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement or any waiver thereof, or any waiver of any condition to the obligations of the Company or any of the Company's rights or other action by the Company under the Merger Agreement, requires the concurrence of, and shall be effective only if approved by, a majority of the directors of the Company then in office who are not affiliates of Parent and were not designated by Parent (the "Company Designees"), which action will be deemed to constitute the action of the full Board even if such majority of Company Designees does not constitute a majority of all directors then in office. However, if there are no Company Designees, such actions may be effected by majority vote of the entire Board, except that no such action shall amend the terms of the Merger Agreement in a manner adverse to the Stockholders.

  The Merger. The Merger Agreement provides that if the Stock Condition is satisfied, the Forward Merger will be effected at the Effective Time; provided, however, that if the Stock Condition has not been satisfied, the Reverse Merger will be effected. However, the Merger Agreement provides that Parent may, in its sole discretion, increase the number of shares constituting the Stock Merger Consideration so as to satisfy the Stock Condition. At the Effective Time, if the Forward Merger is effected, the separate existence of the Company shall cease and Purchaser shall continue as the surviving corporation under the name "Eckerd Corporation" or, if the Reverse Merger is effected, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, is referred to herein as the "Surviving Corporation." The Merger will become effective upon the filing of the Certificate of Merger (the "Certificate of Merger") with the Delaware Secretary of State or at such time thereafter as is agreed upon by the parties and specified in the Certificate of Merger.

  Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL, at the Effective Time, by virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned by the Company or by Parent, Purchaser or any other subsidiary of Parent, and in the case of the Reverse Merger, Dissenting Shares) shall be converted into the right to receive (i) if the Stock Condition has been satisfied and the Forward Merger is effected, 0.6604 shares of Parent Common Stock (together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 14, 1990, as amended, between Parent and ChaseMellon Shareholder Services, L.L.C., as rights agent), or such other number of shares of Parent Common Stock to which such number has been increased in accordance with the terms of the Merger Agreement, or (ii) if the Stock Condition has not been satisfied and the Reverse Merger is effected, the Offer Price, in cash, in each case without interest. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become, or remain in the case of the Forward Merger, one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. Each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company, Parent, Purchaser or any other subsidiary of Parent, automatically will be cancelled and retired without payment of any consideration therefor and shall cease to exist.

  Dissenting Shares. In the event the Reverse Merger is effected, Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. In the event the Forward Merger is effected, holders of Shares issued and outstanding immediately prior to the Effective Time will not be entitled to demand an appraisal of such Shares in accordance with Section 262 of the DGCL.

  Company Stock Options. The Merger Agreement provides that each holder of a then outstanding option to purchase Shares (collectively, "Options") under the Company's 1993 Stock Option and Incentive Plan and 1995 Stock Option and Incentive Plan (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, may elect, prior to the Effective Time, in settlement thereof, to receive from the Company immediately after the Effective Time for each Share subject to such Option an amount in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Option, to the extent the Offer Consideration is greater than the per Share exercise price of such Option (such excess amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Merger Agreement further provides that at the Effective Time, each outstanding Option, other than Options for which an election to receive cash in settlement thereof has been made pursuant to the Merger Agreement, will be assumed by Parent and shall constitute a vested option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, including, without limitation, term, exercisability, status as an "incentive stock option" under
Section 422 of the Code, and termination provisions, the same number of shares of Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below); at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Shares immediately prior to the Effective Time divided by the Option Exchange Ratio; provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with
Section 424(a) of the Code. The "Option Exchange Ratio" means (i) if the Stock Condition has been satisfied and the Forward Merger is effected, the Stock Merger Consideration, or (ii) if the Stock Condition has not been satisfied and the Reverse Merger is effected, the ratio determined by dividing the Offer Consideration by the average of the mean of the high and low trading prices of the Parent Common Stock on each of the five consecutive trading days up to and including the date the Effective Time occurs. The Company has agreed to use its best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions described above and to otherwise cause each Option to be surrendered to the Company and cancelled, whether or not any Option Consideration is payable with respect thereto, at the Effective Time. The surrender of an Option to the Company will be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the

Option Consideration in respect thereof. Parent also has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of substitute Options and to register such shares with the Commission on an appropriate registration statement.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations by the Company with respect to (i) organization, standing and corporate power, (ii) capitalization, (iii) authority and noncontravention,
(iii) Commission reports, (iv) absence of certain changes or events, (v) benefit plans, (vi) taxes, (vii) compliance with laws, (viii) opinion of financial advisor, (ix) voting requirements, (x) investment banking fees and commissions, (xi) litigation, (xii) environmental laws, (xiii) material contracts, (xiv) unlawful payments and contributions, (xv) real property, and
(xvi) labor matters.

  Parent and Purchaser have also made certain representations and warranties with respect to (i) organization, standing and corporate power, (ii) capitalization, (iii) authority and noncontravention, (iv) Commission reports,
(v) absence of certain changes or events, (vi) certain matters with respect to Purchaser and financing arrangements, (vii) compliance with laws, (viii) investment banking fees and commissions, (ix) unlawful payments and contributions, and (x) environmental laws. No representations and warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time and no covenants made in the Merger Agreement will survive beyond the Control Date except for any covenant or agreement which by its terms contemplates performance after the Effective Time.

  Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement and continuing until the earlier to occur of (1) the Control Date, and (2) the Effective Time the Company will, and will cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. The Company has agreed that, during such period neither it, nor any of its subsidiaries, as the case may be, will, without the prior consent of Parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (iii), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options outstanding on the date of the Merger Agreement.

  The Company has further agreed that, during such period neither it, nor any of its subsidiaries, as the case may be, will, without the prior consent of Parent, (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities other than
(a) upon the exercise of Options outstanding on the date of the Merger Agreement, or (b) pursuant to the Stock Option Agreement; (ii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents; (iii) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any direct or indirect wholly-owned subsidiary of the Company) other than the acquisition of drug stores, drug store chains or other home health businesses consistent with the Company's current operations for a purchase price not in excess of $20 million individually or $50 million in the aggregate; provided, however, that the Company will not make any such acquisition for a purchase price in excess of $15 million individually or $40 million in the aggregate without prior consultation with Parent; (iv) directly or indirectly sell, mortgage or otherwise encumber or subject to any lien (other than as permitted by the Merger Agreement) or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except for the sale of inventory in the ordinary course of business or, for immaterial divestitures as may be required by law; (v) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company or (b) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly-owned subsidiary of the Company and other than routine advances to employees, except, in the case of clause (a) for borrowings under existing credit facilities in the ordinary course of business; (vi) make any material tax election or settle or compromise any material income tax liability of the Company or of any of its subsidiaries; provided, however, the Company will, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with and obtain the approval of Parent and its advisors as to the positions and elections that may be taken or made with respect to such return; (vii) except as disclosed in the Merger Agreement, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (a) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in Commission reports or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (b) of claims, liabilities or obligations that are not material to the Company and its subsidiaries taken as a whole;
(viii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing employee benefit plans, except as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law;
(ix) other than in the ordinary course of business consistent with past practice, enter into or amend any employment, consulting, severance or similar agreement with any individual; (x) waive any claims or rights having a value in excess of $2 million individually or $10 million in the aggregate; (xi) make any change in any method of accounting or accounting practice or policy except as required by any changes in generally accepted accounting principles;
(xii) incur or enter into any material commitment (including, but not limited to, any leases, capital expenditures or purchases of assets) other than in accordance with the existing business plans of the Company provided to Parent (including any capital budget contained therein) or purchases of inventory in the ordinary course of business consistent with past practice; (xiii) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business; (xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined below) (other than as expressly permitted pursuant to the Merger Agreement); (xv) other than in the ordinary course of business consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of the Merger Agreement; (xvi) close, shut down, or otherwise eliminate any of the Company's stores other than in the ordinary course of business consistent with past practice; (xvii) change the name of the Company's stores; (xviii) close, shut down, or otherwise eliminate any of the Company's distribution centers; (xix) move the location, close, shut down or otherwise eliminate the Company's headquarters, or effect a general staff reduction at such headquarters; and
(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

  No Solicitation. The Merger Agreement provides that from and after the date of the Merger Agreement until the termination of the Merger Agreement, the Company will not, and shall not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its or their officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action; provided, however, that nothing in the Merger Agreement will prohibit the Board from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal after the date of the Merger Agreement, if the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (a) such Acquisition Proposal would be more favorable to the Stockholders than the Offer and the Merger, (b) such Acquisition Proposal contains no financing condition and (c) the failure to take such action would result in a breach by the Board of its fiduciary duties to the Stockholders under applicable law, and, prior to taking such action, the Company (i) provides prompt notice to Parent of receipt of any such proposal to the effect that it is taking such action (which notice shall identify the nature and material terms of the proposal) and (ii) prior to furnishing any non-public information to such person, receives from such person an executed confidentiality agreement with provisions no less favorable to the Company than the confidentiality agreement entered into by Parent and the Company in connection with the Offer and the Merger. The Company shall keep Parent fully and timely informed of the status of the same. For purposes of the Merger Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement with Parent or Purchaser) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 33 1/3 percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  Fees and Expenses. The Merger Agreement provides that, except as described below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses; provided, however, that the costs incurred in connection with printing and mailing proxy materials to Stockholders shall be shared equally by Parent and the Company. The Company has agreed to pay Purchaser a fee equal to $90 million upon the termination of the Merger Agreement for either of the following reasons: (i) the Company terminates the Merger Agreement after it has received an Acquisition Proposal, and the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to accept such Acquisition Proposal would result in a breach by the Board of its fiduciary duties to Stockholders under applicable law; or (ii) Parent terminates the Merger Agreement because the Board shall have (x) withdrawn, modified or amended in any adverse respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, (y) endorsed or recommended to the Stockholders an Acquisition Proposal or (z) resolved to do any of the foregoing. Such fee is payable promptly and in any event no later than one business day after the first of such events shall have occurred.

  Conditions to the Merger. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the requisite number of Stockholders, and in the manner as shall be required pursuant to the Company's certificate of incorporation, bylaws, the DGCL and other applicable law, and the rules of the NYSE; (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and the Merger shall be in effect; (iii) the shares of Parent Common Stock issuable to the Stockholders pursuant to the Merger Agreement if the Stock Condition has been satisfied shall have been approved for listing on the NYSE, subject to official notice of issuance; and (iv) a Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  The obligations of Parent and Purchaser to effect the Merger are further subject to the condition that Parent or Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided, however, that this condition will not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

  The Merger Agreement further provides that the obligation of each party to effect the Forward Merger is subject to the following conditions: (i) the Company shall have received an opinion of Shearman & Sterling, dated the Closing Date, to the effect that (y) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (z) each of Parent, Purchaser and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (ii) Parent shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, to the effect that (x) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (y) each of Parent, Purchaser and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (z) no gain or loss will be recognized by Parent, Purchaser or Company as a result of the Merger. If either the opinion of Weil, Gotshal & Manges LLP or the opinion of Shearman & Sterling referred to above cannot be rendered, then the Reverse Merger will be effected pursuant to the terms of the Merger Agreement

  Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Control Date (or in the case of clause (v) or (vi) below, the Effective Time), notwithstanding approval thereof by the Stockholders, in any one of the following circumstances: (i) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; (ii) by the Company, if the Offer has not been timely commenced in accordance with Merger Agreement; provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause if the Company is in material breach of the Merger Agreement; (iii) by Parent or the Company, if, without any material breach by such terminating party of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before February 1, 1997; provided, however, that the Merger Agreement shall be automatically extended for 120 days thereafter if the purchase of Shares shall not have occurred on or before February 1, 1997 as a result of the failure (A) to receive the necessary governmental clearances or (B) to resolve any matter related to any injunction or legal restraint which prevents the consummation of the Merger and the parties are diligently pursuing such governmental clearances or the resolution of such matter; (iv) by Parent or the Company, if any federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (v) by Parent or the Company if, upon a vote at a duly held stockholders meeting of the Company, any required approval of the Stockholders shall not have been obtained; (vi) by the Company if it has received an Acquisition Proposal, and the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to accept such Acquisition Proposal would result in a breach by the Board of its fiduciary duties to the Stockholders under applicable law; (vii) by Parent if the Board shall have (a) withdrawn, modified or amended in any adverse respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, (b) endorsed or recommended to its stockholders an Acquisition Proposal or (c) resolved to do any of the foregoing; or (viii) by Parent or the Company if (a) the other party shall have failed to comply in any material respect with any of the material covenants and agreements contained in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (b) a material representation or warranty of the other party contained in the Merger Agreement shall have been untrue in any material respect on the date when made and at the Expiration Date, or in the case of any representations and warranties that are made as of a different date, as of that date.

  Indemnification. The Merger Agreement provides that the certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Company will, and from and after the Effective Time, Parent and the Surviving Corporation will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have except to the extent such failure prejudices such party), and will deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Merger Agreement provides that the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Purchaser agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

  The Merger Agreement further provides that for a period of two years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent will not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case will purchase as much coverage as possible for such amount.

  Stockholders Meetings. The Merger Agreement provides that the Company will (and after the Control Date Parent will) take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the NYSE, and its certificate of incorporation and bylaws, to convene a special meeting of Stockholders (the "Stockholders Meeting"), if necessary, as promptly as practicable after the consummation of the Offer and the effectiveness of the Registration Statement for the purpose of considering and voting upon the Merger Agreement and the transactions contemplated thereby, including the Merger. Subject to the fiduciary duties of the Board under applicable law as advised by independent legal counsel, the Board will recommend that the holders of the Shares vote in favor of and approve the Merger Agreement and the Merger at the Stockholders Meeting. At the Stockholders Meeting, Parent and Purchaser shall vote all Shares beneficially owned by them in favor of the adoption and approval of the Merger Agreement and the Merger.

  Consents, Approvals, Filings. The Merger Agreement provides that each of the parties to the Merger Agreement will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act and the Exchange Act, with respect to the Offer and Merger and the other transactions contemplated therein (together, the "Transactions") and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use their reasonable best efforts to take all such action.

  Employee Benefit Matters. Parent, Purchaser and the Company have agreed in the Merger Agreement to certain matters with respect to the compensation and benefit programs of the Surviving Corporation and its subsidiaries.

  The Merger Agreement provides that for a period of at least twelve months following the Effective Time, Parent will, or will cause the Surviving Corporation to, provide employee benefit plans and arrangements which in the aggregate will provide a substantially comparable level of benefits to active and retired employees of the Surviving Corporation and its subsidiaries, considered as a group, to those provided under the Company employee benefit plans and arrangements as in effect immediately prior to the Effective Time, it being understood and agreed that Parent will cause the Surviving Corporation to consult with senior management of the Surviving Corporation, including Mr. Newman, before any changes are made in the benefit plans or arrangements of the Surviving Corporation during such twelve month period. Notwithstanding the foregoing, changes to the benefit plans and arrangements applicable to employees of the Surviving Corporation that would not comply with the substantially comparable standard set forth in the immediately preceding sentence will be permitted to the extent approved by senior management of the Surviving Corporation, including Mr. Newman. All service credited to each employee by the Company or any of its subsidiaries through the Effective Time will be recognized by Parent for purposes of eligibility and vesting under any employee benefit plan provided by Parent or its subsidiaries for the benefit of the employees of the Surviving Corporation and its subsidiaries; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent or its subsidiaries may be reduced by amounts payable under similar Company plans with respect to the same periods of service. In addition, with respect to any welfare benefit plan established or maintained by Parent or its subsidiaries for the benefit of employees of the Surviving Corporation or its subsidiaries, Parent will, or will cause the relevant subsidiary to, waive any pre-existing condition exclusions (other than any pre-existing condition that was not waived by a Company plan) and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company or any of its subsidiaries (or any covered dependent of such an employee) will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year.

  In addition, as of the Effective Time (or if later, as soon as practicable following the close of the Company's 1996 fiscal year), a pro-rated bonus award will be paid in cash to each executive employee of the Company and its subsidiaries who has been selected to participate in the Company's Executive Three (3) Year Bonus Plan (the "Three Year Plan") in accordance with
Section 14 thereof, so that 100% of such executive employee's long-term bonus for the 1994-1996 cycle, 66 2/3% of his long-term bonus for the 1995-1997 cycle, and 33 1/3% of his long-term bonus for the 1996-1998 cycle will be paid, in each case based on the actual performance of the Company through the end of its 1996 fiscal year. The maximum amount payable to all the Company's executive employees pursuant to the preceding sentence will be $4,000,000. Following the payment of such awards, the Three Year Plan will terminate. As soon as practicable following such termination, Parent will cause the Surviving Corporation to implement a new long-term incentive program in place of the Three Year Plan.

  The Merger Agreement further provides that Parent will cause the Surviving Corporation to retain the Company's Key Management Bonus Plan (the "Company Bonus Plan") following the Effective Time, with the same employees eligible for bonuses thereunder, until bonuses are paid with respect to the Company's 1996 fiscal year. The amounts payable to each such employee participating in the Company Bonus Plan with respect to such fiscal year will be determined pursuant to the terms of the Company Bonus Plan; provided, that appropriate adjustments will be made to the "Threshold", "Target" and "Goal" levels (as defined in Section 6 of the Company Bonus Plan) to eliminate the effect of legal, investment banking and other extraordinary fees and expenses incurred by the Surviving Corporation as a consequence of the transactions effected pursuant to this Agreement and the preparation and negotiations leading thereto. As soon as practicable following the termination of the Company Bonus Plan, Parent will cause the Surviving Corporation to implement an annual bonus plan for key employees of Surviving Corporation in place of the Company Bonus Plan.

  Parent has agreed to cause the Surviving Corporation to honor and assume, and to perform all obligations under, the employment agreements, supplemental executive retirement plans, deferred compensation plans and individual benefit arrangements with current and former employees of the Company and its subsidiaries set forth in the Merger Agreement. Nothing contained therein shall be construed as requiring Parent or the Surviving Corporation to continue without modification any specific employee benefit plan or arrangement (except as required by its terms) or to continue the employment of any specific person.

  The Company has agreed to take all actions necessary (if any) to ensure that the transactions contemplated pursuant to the Merger Agreement will not constitute a "Change of Control" for purposes of (a) the Company's Pension Plan, (b) the Company's Profit Sharing Plan, (c) the Executive Excess Benefit Plan of the Company Corporation, (d) The First Executive Supplemental Benefit Plan of the Company and its subsidiaries (as Amended and Restated as of February 3, 1996), (e) The Second Executive Supplemental Benefit Plan of the Company and it Subsidiaries (as Amended and Restated as of February 4, 1996),
(f) The Executive Deferred Compensation Plan of the Company (as Amended and Restated effective January 1, 1994), and (g) the Company's Benefit Plans Trust.

  Amendment. Subject to the applicable provisions of the DGCL and certain other restrictions contained in the Merger Agreement, the Merger Agreement may be modified or amended at any time prior to the Effective Time by Parent, Purchaser and the Company by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the Stockholders, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Timing. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by the Purchaser pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

THE STOCK OPTION AGREEMENT

  The following is a summary of the material terms of the Stock Option Agreement. This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined, and copies obtained, as set forth in Section 8 above. Capitalized terms not otherwise defined herein or in the following summary shall have the meaning set forth in the Stock Option Agreement.

  Grant of Option. The Stock Option Agreement provides for the grant by the Company to Parent of an irrevocable option (the "Stock Option") to purchase up to 10,554,786 Shares, or such other number of Shares as equals 15% of the issued and outstanding Shares at the time of exercise of the Stock Option, at a price of $35.00 per Share (the "Exercise Price"), payable in cash in accordance with the terms of the Stock Option Agreement.

  Exercise of Option. The Stock Option Agreement provides that the Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time (a) after the Merger Agreement is terminated pursuant to a Trigger Event (as defined below) or (b) after Purchaser accepts for payment and pays for Shares pursuant to the Offer. For the purposes of the Stock Option Agreement, "Trigger Event" means the termination of the Merger Agreement either (i) by the Company, if it has received an Acquisition Proposal, and the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to accept such Acquisition Proposal would result in a breach by the Board of its fiduciary duties to the Stockholders under applicable law, or (ii) by Parent, if the Board has (a) withdrawn, modified or amended in any adverse respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated by the Stock Option Agreement, (b) endorsed or recommended to the Stockholders an Acquisition Proposal or (c) resolved to do any of the foregoing.

  The Stock Option Agreement provides that the Stock Option will terminate upon the earlier of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement pursuant to the termination provisions thereof, other than a termination as a result of the occurrence of a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement as a result of the occurrence of a Trigger Event (or if, at the expiration of such 120 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal, but in no event later than 210 days after the date of termination of the Merger Agreement). The Stock Option Agreement further provides that the Stock Option may not be exercised if Parent or, in the case of the Merger Agreement, Parent or Purchaser, is in material breach of any of their respective representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Merger Agreement.

  Certain Repurchases. The Stock Option Agreement provides that, at the request of Parent at any time during which the Stock Option is exercisable (the "Repurchase Period"), the Company will repurchase from Parent the Stock Option, or any portion thereof, for a price equal to the amount by which the Market/Tender Offer Price (as defined below) for Shares as of the date Parent gives notice of its intent to exercise its rights to "put" the Stock Option to the Company exceeds the Exercise Price, multiplied by the number of Shares purchasable pursuant to the Stock Option (or portion thereof with respect to which Parent is exercising its rights to "put" the Stock Option to the Company). For purposes of the Stock Option Agreement, "Market/Tender Offer Price" means the higher of (A) the highest price per Share paid as of such date pursuant to any tender or exchange offer or other Acquisition Proposal or
(B) the average of the closing sale prices of Shares on the NYSE for the ten trading days immediately preceding such date.

  Registration Rights. The Stock Option Agreement provides that in the event that Parent desires to sell any of the Shares purchased pursuant to the Stock Option within three years after such purchase, and such sale requires in the opinion of counsel to Parent, registration of such shares under the Securities Act, Parent may, by written notice (the "Registration Notice") to the Company, request the Company to register under the Securities Act all or any part of the Shares purchased pursuant to the Stock Option ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters will effect as wide a distribution of such Registrable Securities as is reasonably practicable and will use their best efforts to prevent any person and its affiliates from purchasing through such offering Restricted Shares representing more than 2% of the outstanding Shares on a fully diluted basis (a "Permitted Offering"). The Company (and/or any person designated by the Company) will have the option, exercisable by written notice delivered to Parent within 10 business days after the receipt of the Registration Notice, to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value (as defined in the Stock Option Agreement) of such Registrable Securities. Parent is entitled to request an aggregate of two effective registration statements under the terms of the Stock Option Agreement.

  Profit Limitation. The Stock Option Agreement provides that in no event will Parent's Total Profit (as defined below) exceed $20 million and, if it otherwise would exceed such amount Parent, at its sole election, will either
(i) deliver to the Company for cancellation Shares previously purchased by Parent, (ii) pay cash or other consideration to the Company or (iii) undertake any combination thereof, so that Parent's Total Profit will not exceed $20 million after taking into account the foregoing actions. Further, the Stock Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than $20 million, and, if exercise of the Stock Option otherwise would exceed such amount, Parent, at its discretion, may increase the Price for that number of Shares set forth in the Exercise Notice so that the Notional Total Profit will not exceed $20 million. For the purposes of the Stock Option Agreement, (A) the term "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to any repurchase by the Company of the Stock Option pursuant to the terms of the Stock Option Agreement, and (ii) (x) the net cash amounts received by Parent pursuant to the sale of Restricted Shares (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price for such Shares; and (B) the term "Notional Total Profit" with respect to any number of Restricted Shares as to which Parent proposes to exercise the Stock Option will be the Total Profit determined as of the date of the Exercise Notice assuming that this Stock Option were exercised on such date for such number of Restricted Shares and assuming that such Restricted Shares, together with all other Restricted Shares held by Parent and its affiliates as of such date, were sold for cash at the closing market price for Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

  Adjustment upon Changes in Capitalization. The Stock Option Agreement provides that in the event of any change in Shares by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, will be adjusted appropriately.

AMENDMENT TO THE EMPLOYMENT AGREEMENT

  Francis A. Newman, Chief Executive Officer, President and Chief Operating Officer of the Company ("Newman"), and Parent, have entered into an amendment, dated November 2, 1996, to Newman's existing employment agreement, dated as of February 4, 1996 (the "Employment Agreement"), which provides that upon consummation of the Merger, among other things, (i) the Employment Agreement will be extended from a term of twelve months to a term of three years commencing upon the consummation of the Merger, (ii) Newman will become a member of the Management Committee of Parent, (iii) Newman will not be able to terminate the Employment Agreement for Good Reason (as defined in the Employment Agreement) until at least one year following a Change in Control (as defined in the Employment Agreement), (iv) the definition of Good Reason will be amended to mean (a) the demotion of Newman from his position as Chief Executive Officer, President and Chief Operating Officer of the Company, his removal as a member of Parent's Management Committee or his ceasing to report directly to the Chief Executive Officer of Parent, (b) a reduction by the Company in Newman's annual base salary or a material reduction in Newman's bonus opportunity through incentive compensation awards, (c) any other material breach by the Company of the provisions of Section 4, 5 or 6 (dealing with compensation, fringe benefits and expenses, respectively) of the Employment Agreement, or (d) any relocation of Newman's principal place of business from the Tampa Bay, Florida area or from the

Company's headquarters and (v) Parent will guarantee the performance of the Company's obligations under the Employment Agreement.

APPRAISAL RIGHTS

  No appraisal rights are available in connection with the Offer. If the Forward Merger is consummated only shares of Parent Common Stock will be issued and Stockholders will not have any appraisal rights. However, if the Reverse Merger is consummated, Stockholders will receive cash for their Shares in the Merger and Stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer or the value of the Merger Consideration.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Dissenting Shares will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, and such Shares shall no longer be Dissenting Shares.

  Appraisal rights cannot be exercised at this time. Stockholders who will be entitled to appraisal rights, if any, in connection with the Merger will receive additional information concerning any available appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

13. DIVIDENDS AND DISTRIBUTIONS

  Except as otherwise provided in the Merger Agreement, the Company has agreed that neither it, nor any of its subsidiaries, as the case may be, will, without the prior consent of Parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (iii), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options outstanding on the date of the Merger Agreement.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any such Shares tendered, and, subject to the provisions of the Merger Agreement, may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (1) the Minimum Condition shall not have been satisfied, (2) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (3) at any time before acceptance for payment of, or payment for, Shares, any of the following events shall occur or be deemed to have occurred:

    (A) there shall be pending any suit, action, or proceeding by any Governmental Entity that has not been dismissed or otherwise withdrawn (1) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or Merger, (2) seeking to prohibit or materially limit the ownership or operation by Parent, the Company or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, and/or Parent and its subsidiaries, taken as a whole, or to compel Parent or the Company to dispose of or hold separate any material portion of the business or assets of Parent and its subsidiaries, taken as a whole, and/or the Company and its subsidiaries, taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement, (3) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the Stockholders, (4) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries; provided that Parent shall have complied with its obligations under Section 7.8 of the Merger Agreement or (5) otherwise materially adversely affecting the business, financial condition or results of operations of the Company except for any such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect generally the drug store industry; or

    (B) any Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that, (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any material transaction contemplated by the Agreement, (2) prohibits or limits materially the ownership or operation by Parent, the Company or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels Parent, the Company or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes material limitations on the ability of Parent or any of its subsidiaries to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any such Shares acquired pursuant to the Offer or otherwise on all matters properly presented to Stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have complied with its obligations under Section 7.8 of the Merger Agreement or
  (5) otherwise materially adversely affecting the business, financial condition or results of operations of the Company except for any such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect generally the drug store industry; or

    (C) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, on the date when made and at the expiration date, or in the case of any representations and warranties that are made as of a different date, as of that date; or

    (D) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Agreement and such failure continues for twenty business days after actual receipt by the Company of a written notice from Parent setting forth in detail the nature of such failure; or

    (E) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of the Company; or

    (F) it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in section 13(d)(3) of the Exchange Act), other than Parent and its subsidiaries or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 under the Exchange Act) of more than 33 1/3 percent of the Shares outstanding, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 33 1/3 percent of such Shares; or

    (G) there shall have occurred and continued for at least two business days (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any Governmental Entity on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States, (3) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States including a decline of at least 25% in the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index, (4) a commencement of a war directly involving the United States or (5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which, in the judgment of Parent in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent and Purchaser, in whole or in part, from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." The Company's pharmacists and pharmacy technicians are required to be licensed by the appropriate state board of pharmacy. The Company's stores and certain of the Company's distribution centers are also registered with the Federal Drug Enforcement Administration. Many of the Company's stores sell alcoholic beverages and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, the Company may be obligated to obtain certain governmental consents and approvals in order to consummate the Merger. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

  Litigation. On November 4, 1996, three actions purporting to be class actions on behalf of Stockholders were filed in the Delaware Court of Chancery. These actions name the Company, its directors and Parent as defendants, and allege that the price offered to Stockholders by Parent is too low and that in agreeing to this price the Company's directors breached their fiduciary duties to Stockholders. Parent is alleged to have aided and abetted this breach of fiduciary duty. Plaintiffs seek (i) to enjoin the acquisition until the Company's directors maximize value for Stockholders, place the Company "up for auction" and/or "conduct a market-check" and "make full and fair disclosure of all material facts," (ii) to rescind the acquisition if it is consummated before judicial relief is obtained, (iii) compensatory damages in an unspecified amount, (iv) an accounting, (v) costs and disbursements, including attorneys' fees, and (vi) such other relief as the Court deems appropriate. The defendants in these actions deny all allegations of wrongdoing.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing of a Notification and Report Form with respect to the Offer (the "HSR Filing") by Parent. Such filing was made on November 6, 1996, and the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time on November 21, 1996, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent is expected to request early termination of the waiting period applicable to the Offer. There can be no assurances, however, that the 15-day waiting period under the HSR Act will be terminated early. If, within such 15-day waiting period, either the antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made, or if such a challenge is made, of the result. Each of the parties to the Merger Agreement has agreed, and has agreed to cause each of its respective subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances required for completion of the Transactions (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of any of the Transactions, including, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative actions. Subject to the conditions of the Offer, each of the parties to the Merger Agreement will take any and all of the following actions to the extent necessary to obtain the approval of any governmental entity with jurisdiction over the enforcement of any applicable laws regarding the Transactions: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; entering into and performing agreements or submitting to judicial or administrative orders and selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent, the Company or any of their affiliates. The parties to the Merger Agreement will consult and cooperate with one another, and consider in good faith the views of one another, with respect to any actions taken in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Parent will be entitled to direct any proceedings or negotiations with any governmental entity relating to any of the foregoing, provided that it will afford the Company a reasonable opportunity to participate therein. See
Section 14 for certain conditions to the Offer, including with respect to litigation and certain governmental actions.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

16. FEES AND EXPENSES

  CS First Boston is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with the Offer and the Merger. Parent has agreed to pay CS First Boston for its services

(i) an advisory fee of $300,000 (the "Advisory Fee"), (ii) an offer fee of $1,000,000 (the "Offer Fee"), which became payable upon the execution of the Merger Agreement, and (iii) a transaction fee of not less than $7,000,000 and not more than $10,000,000 (the "Transaction Fee"), payable upon the closing of an acquisition of all or a substantial amount of the Company's stock or assets, against which the Advisory Fee and the Offer Fee, to the extent previously paid, will be credited. Parent has agreed to reimburse CS First Boston for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. CS First Boston and its affiliates have in the past provided financial services to both Parent and the Company unrelated to the proposed Offer and Merger, for which services CS First Boston and such affiliates have received compensation. In the ordinary course of business, CS First Boston and its affiliates may actively trade the debt and equity securities of Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. CS, an affiliate of CS First Boston, is acting as lead agent bank in connection with the Proposed Financing.

  Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent, and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

  Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule and any amendments to the Schedule, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          OMEGA ACQUISITION CORPORATION

November 7, 1996

                                                                     SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the business address of each such person is c/o J.
C. Penney Company, Inc., 6501 Legacy Drive, Plano, Texas 75024-3698 and each such person is a citizen of the United States.

    NAME AND BUSINESS         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
         ADDRESS                       FIVE-YEAR EMPLOYMENT HISTORY

M. Anthony Burns.........  Director since 1988; Chairman, President and Chief
Ryder System, Inc.         Executive Officer of Ryder System, Inc. (a provider
3600 N.W. 82nd Avenue      of transportation and logistics services) since
Miami,Florida 33166        1985; Director of The Chase Manhattan Bank, N.A.,
                           The Chase Manhattan Corporation, Pfizer, Inc. and
                           Boy Scouts of America; Trustee of the University of
                           Miami; Member of the Policy Committee of The
                           Business Roundtable, Chairman of The Business
                           Roundtable's Health, Welfare and Retirement Income
                           Task Force and a member of The Business Council.

Colby H. Chandler........  Director since 1983; formerly Chairman and Chief
343 State Street           Executive Officer of Eastman Kodak Company from
Rochester, NY 14650-1106   1983 to 1990 and its President from 1977 to 1983;
                           Director of Eastman Kodak Company from 1974 to
                           1993; Director of Citicorp, Digital Equipment
                           Corporation, and M.I.T. Corporation; Trustee of the
                           International Museum of Photography at George
                           Eastman House, Rochester Institute of Technology and the University of Rochester.

William R. Howell........  Chairman of the Board since 1983 and Chief
                           Executive Officer of Parent from 1983 to January 1995; Director of Bankers Trust Company, Bankers Trust New York Corporation, Exxon Corporation, Halliburton Company, Warner-Lambert Company, Beta Gamma Sigma and National Retail Federation; Trustee of the National Urban League; Chairman of the Board of Trustees of Southern Methodist University.

Vernon E. Jordan, Jr. ...  Director since 1973; Senior Partner, law firm of
Akin, Gump, Strauss,       Akin, Gump, Strauss, Hauer & Feld since 1992,
 Hauer & Feld              Partner since 1982; Director of American Express
1333 New Hampshire Ave.    Company, Bankers Trust Company, Bankers Trust New
 N.W.                      York Corporation, Corning Incorporated, Dow Jones &
Suite 400                  Company, Inc., Revlon Group Incorporated, Revlon,
Washington, DC 20036       Inc., Ryder System, Inc., Sara Lee Corporation,
                           Union Carbide Corporation and Xerox Corporation;
                           Trustee of The Ford Foundation, Howard University, and the Joint Center for Political and Economic
                           Studies.

George Nigh..............  Director since 1987; President of the University of
University of Central      Central Oklahoma since 1992; Director of Boatmen's
 Oklahoma                  First National Bank of Oklahoma. Formerly Governor
100 N. University Drive    of Oklahoma, during 1963 and from 1979 to 1987.
Edmond, OK 73034-5209

    NAME AND BUSINESS         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
         ADDRESS                       FIVE-YEAR EMPLOYMENT HISTORY

James E. Oesterreicher...  Director since 1995; Vice Chairman of the Board and
                           Chief Executive Officer of Parent since 1995; President, JCPenney Stores and Catalog, from 1992 to 1995 (Executive Vice President from 1988 to
                           1992); Director of Brinker International, Inc., Texas Utilities Company, Circle Ten Council--Boy Scouts of America, March of Dimes Birth Defects Foundation, National 4-H Council, National Organization on Disability, Presbyterian Healthcare Systems and Presbyterian Hospital of Plano; Member of the Policy Committee of The Business Roundtable.

Jane C. Pfeiffer.........  Director since 1977; Independent management
90 Field Point Circle      consultant; Director of Ashland Oil, Inc.,
Greenwich, CT 06830        International Paper Company, The Mutual Life
                           Insurance Company of New York, and Overseas
                           Development Council; Trustee of The Conference
                           Board and of the University of Notre Dame.

Ann W. Richards..........  Director since 1995; Senior Advisor, law firm of
Verner, Liipfert,          Verner, Liipfert, Bernhard, McPherson & Hand since
 Bernhard, McPherson &     1995; formerly Governor of Texas, from 1991 to
 Hand                      1995; State Treasurer, State of Texas, from 1983 to
P.O. Box 684746            1991; Chair, Democratic National Convention, 1992;
Austin, TX 78768-4746      Director of TIG Holdings, Inc.

Charles S. Sanford, Jr. .  Director since 1992; retired Chairman of the Board
Bankers Trust Company      and Chief Executive Officer of Bankers Trust New
130 Liberty St.            York Corporation and its principal subsidiary,
(P.O. Box 318)             Bankers Trust Company, from 1987 to 1996; Director
New York, NY 10006         of Mobil Corporation; Member of The Business
                           Roundtable and The Business Council; Overseer of
                           The Wharton School, University of Pennsylvania;
                           Member of the Foundation Board of Trustees of the University of Georgia and the Council on Foreign
                           Relations.

R. Gerald Turner.........  Director since 1995; President of Southern
Southern Methodist         Methodist University since 1995; formerly
 University                Chancellor of the University of Mississippi from
Office of the President    1984 to 1995; Chairman, Commission on Education for
225 Perkins Adm. Bldg.     the Teaching Profession, from 1990 to 1991; Member,
Dallas, TX 75275           President's Commission, the National Collegiate
                           Athletic Association, from 1989 to 1992; Director of First Mississippi Corporation, Callidus
                           Technologies, Inc., Mobil Telecommunications
                           Corporation, and River Oaks Furniture Corporation.

W. Barger Tygart.........  Director since 1995; President and Chief Operating
                           Officer of Parent since January 1995; Senior
                           Executive Vice President of Parent from 1992 to 1995; Executive Vice President of Parent from 1987 to 1992; Chairman of Council of the Past Presidents and Executive Committee, The Fashion Association; Director and Executive Committee Member, North Texas Public Broadcasting; Director of the Education Foundation for the Fashion Industries-- Fashion Institute of Technology, and the Corporate Advisory Board, National Council of LaRaza; Member of the Advisory Board, Harvey and Bernice Jones Eye Institute; Advisory director of American Studies at Harding University; Member of the College of Business Advisory Board at the University of Arkansas.

    NAME AND BUSINESS         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
         ADDRESS                       FIVE-YEAR EMPLOYMENT HISTORY

Joseph D. Williams.......  Director since 1985; retired Chairman and Chief
182 Tabor Road             Executive Officer of Warner-Lambert Company
Morris Plains, NJ 07924    (pharmaceuticals, healthcare and consumer products)
                           from 1985 to 1991; Director of AT&T Corp., Exxon
                           Corporation, Rockefeller & Co., Therapeutic
                           Antibodies Inc., Thrift Drug, Inc. and Warner-
                           Lambert Company; Trustee of Columbia University,
                           Project Hope, Liberty Science Center and the United
                           Negro College Fund.

John T. Cody, Jr. .......  President of JCPenney Stores since January 1, 1995;
                           Executive Vice President and Director of JCPenney Stores from 1992 to 1995; Senior Vice President and Director of Real Estate, Construction Services and Specialty Retailing from 1991 to 1992.

Gary L. Davis............  Senior Vice President and Director of Personnel and
                           Administration since February 1, 1996; President of the Northwestern Region from 1992 to 1996; Director of Coordination for JCPenney Stores and Catalog from 1990 to 1992.

Gale Duff-Bloom..........  President of Marketing and Company Communications
                           since February 1, 1996; Senior Executive Vice President and Director of Personnel and Company Communications from January 1, 1995 to February 1, 1996; Executive Vice President and Director of Administration from 1993 to 1995; Senior Vice President and Associate Director of Merchandising from 1990 to 1993.

David V. Evans...........  Senior Vice President and Director of Planning and
                           Information Systems since January 1, 1995; Vice President and Director of Information Systems from 1987 to 1995.

John E. Fesperman........  Senior Vice President and Director of Support
                           Services and Subsidiary Operations since January 1, 1996; elected Vice President in 1993 and served as Director of Insurance from 1991 to 1996.

Thomas D. Hutchens.......  President of Merchandising Worldwide since January
                           1, 1995; Elected Executive Vice President in 1992 and served as Director of Merchandising from 1992 to 1995; President of the Men's Division from 1987 to 1992.

Charles R. Lotter........  Executive Vice President since 1993; Elected Senior
                           Vice President in 1987 and has served as General Counsel and Secretary since 1987.

William E. McCarthy......  President of Catalog and Distribution since January
                           1, 1995; President, Catalog Division 1992 to 1995; President, Northwestern Region 1991 to 1992.

Donald A. McKay..........  Senior Vice President and Chief Financial Officer
                           since February 1, 1996; Vice President and
                           Controller from 1994 to 1996; Vice President and Treasurer 1985 to 1994.

Ted L. Spurlock..........  Senior Vice President and Director of Financial
                           Services and Company Communications since 1992; Director of Financial Services and Government Relations since January 1, 1995; Director of Credit and Financial Services from 1989 to 1992; Senior Vice President since 1989.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each such person is c/o J. C. Penney Company, Inc., 6501 Legacy Drive, Plano, Texas 75024-3698 and each such person is a citizen of the United States.

           NAME AND                     PRESENT PRINCIPAL OCCUPATION OR
       BUSINESS ADDRESS           EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
       ----------------           -------------------------------------------
 John E. Fesperman...........  Vice President and Treasurer of Purchaser;
                               Senior Vice President and Director of Support
                               Services and Subsidiary Operations of Parent
                               since January 1, 1996; elected Vice President of
                               Parent in 1993 and served as Director of
                               Insurance of Parent from 1991 to 1996.
 Charles R. Lotter...........  Vice President, Secretary and Director of
                               Purchaser; Executive Vice President of Parent
                               since 1993; Elected Senior Vice President in
                               1987 and has served as General Counsel and
                               Secretary of Parent since 1987.
 Donald A. McKay.............  President and Director of Purchaser; Senior Vice
                               President and Chief Financial Officer of Parent
                               since February 1, 1996; Vice President and
                               Controller of Parent from 1994 to 1996; Vice
                               President and Treasurer of Parent from 1985 to
                               1994.

  Facsimile copies of the Letter of Transmittal properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        By Mail:                 By Facsimile:            By Hand/Overnight
                                                              Courier:

     Midtown Station             (For Eligible         120 Broadway--13th Fl.
      P.O. Box 798            Institutions Only)         New York, NY 10271
   New York, NY 10018           (201) 329-8936          Attn: Reorganization
  Attn: Reorganization                                       Department
       Department

                             Confirm by Telephone:
                                (201) 296-4209

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.

            United States                                Europe

           77 Water Street                             Royex House
         New York, NY 10005                        Aldermanbury Square
     1-800-848-3155 (toll free)                 London, England EC2V 7HR
      (212) 269-5550 (collect)                 (44) 171-600-5005 (collect)

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

                               Park Avenue Plaza
                              55 East 52nd Street
                           New York, New York 10055
                      Toll-Free Telephone: (800) 917-2291